As filed with the Securities and Exchange Commission on December 27, 2005
                                                      Registration No. 333-55346
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------
                         POST-EFFECTIVE AMENDMENT NO. 1
                       TO FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                                   VIACOM INC.
             (Exact name of registrant as specified in its charter)

                    Delaware                              04-2949533
        (State or other jurisdiction of               (I.R.S. Employer
         incorporation or organization)              Identification No.)

                     1515 Broadway, New York, New York 10036
                                 (212) 258-6000
  (Address and phone number of principal executive offices, including zip code)

                          ----------------------------


                 Viacom Inc. 2005 RSU Plan for Outside Directors
              Viacom Inc. 2000 Long-Term Management Incentive Plan
              Viacom Inc. 1997 Long-Term Management Incentive Plan
            Viacom Inc. 2000 Stock Option Plan for Outside Directors
   BET Holdings II Inc. Restated Stock Option Agreement with Robert L. Johnson
     BET Holdings II Inc. Restated Stock Option Agreement with Debra L. Lee


                            (Full title of the plans)
                          ----------------------------

                            Michael D. Fricklas, Esq.
             Executive Vice President, General Counsel and Secretary
              Viacom Inc., 1515 Broadway, New York, New York 10036
                                 (212) 258-6000
            (Name, address and telephone number of agent for service)

                          ----------------------------


                              Explanatory Statement

             Viacom Inc., a Delaware corporation (the "Registrant"), is filing with the Securities and Exchange Commission (the "Commission") this Post-Effective Amendment No. 1 with respect to its original Registration Statement on Form S-8 (File No. 333-55346) (this "Registration Statement"), in order to use the 1,000,000 shares of Class B Common Stock, par value $0.01 per share, of Viacom Inc. (the "Viacom Class B Common Stock") available for issuance under the Viacom Inc. 2000 Stock Option Plan for Outside Directors and registered under this Registration Statement, to settle restricted share units issued under the Viacom Inc. 2005 RSU Plan for Outside Directors (the "Outside Directors RSU Plan"). The Outside Directors RSU Plan was approved by the Registrant's Board of Directors on March 9, 2005 and approved by the Registrant's stockholders on May 26, 2005.


                                   Page 1 of 6

                         Exhibit Index Appears on Page 6

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.  Indemnification of Directors and Officers.

             Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation (the "Viacom Charter") contains provisions that eliminate directors' personal liability, in certain circumstances.

             Section 1 of Article VI of the Viacom Charter provides that the Registrant shall indemnify any person who was or is involved in or is threatened to be involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Registrant shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors of the Registrant authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

             The Viacom Charter provides that to the extent that a present or former director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the Viacom Charter shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Registrant is authorized to enter into an agreement with any director, officer, employee or agent of the Registrant providing indemnification for such person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action by or in the right of the Registrant, that arises by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

             The Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of Article VI of the Viacom Charter.

             Pursuant to Section 5 of Article VI of the Viacom Charter, the Registrant has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the DGCL.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 23rd day of December, 2005.

                                     VIACOM INC.



                                     By         /s/ Michael D. Fricklas
                                       -----------------------------------------
                                        Name:      Michael D. Fricklas
                                        Title:     Executive Vice President,
                                                   General Counsel and Secretary

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of December, 2005.

Signature                                      Title

/s/ Sumner M. Redstone                         Director, Chairman of the Board
-------------------------------                and Chief Executive Officer
    Sumner M. Redstone                         (Principal Executive Officer)

/s/ Michael J. Dolan                           Executive Vice President
-------------------------------                and Chief Financial Officer
    Michael J. Dolan                           (Principal Financial Officer)

/s/ Susan C. Gordon                            Senior Vice President, Controller
-------------------------------                and Chief Accounting Officer
    Susan C. Gordon                            (Principal Accounting Officer)

*
-------------------------------                Director
    George S. Abrams

*
-------------------------------                Director
    David R. Andelman

*
-------------------------------                Director
    Joseph A. Califano, Jr.


*
-------------------------------                Director
    William S. Cohen


*
-------------------------------                Director
    Philippe P. Dauman

*
-------------------------------                Director
    Alan C. Greenberg


*
-------------------------------                Director
    Charles E. Phillips, Jr.


*
-------------------------------                Director
    Shari Redstone


*
-------------------------------                Director
    Frederic V. Salerno


*
-------------------------------                Director
    William Schwartz


*
-------------------------------                Director
     Robert D. Walter




*By: /s/ Michael D. Fricklas
-----------------------------------------
         Michael D. Fricklas,
         Attorney-in-Fact                      December 23, 2005

                                  Exhibit Index


Exhibit No.   Description of Document

4.1*          Amended and Restated Certificate of Incorporation of Viacom Inc.
              effective December 9, 2004 (incorporated by reference to Exhibit 4(b) to the Annual Report on Form 10-K of the Registrant for the fiscal year ended December 31, 2004 (File No. 001-09553).

4.2* Amended and Restated By-laws of Viacom Inc. adopted June 1, 2004 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Registrant for the fiscal year ended December 31, 2004 (File No. 001-09553).

4.3* Viacom Inc. 2005 RSU Plan For Outside Directors (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.4* Viacom Inc. 2000 Long-Term Management Incentive Plan (incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005).

4.5* Viacom Inc. 1997 Long-Term Management Incentive Plan (as amended and restated through July 29, 1999 as further amended and restated through September 6, 1999 and as further amended and restated through May 25, 2000) (incorporated by reference to Exhibit B to the Registrant's Definitive Proxy Statement dated June 5, 2000).

4.6* Viacom Inc. 2000 Stock Option Plan for Outside Directors (incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement dated June 5, 2000).

4.7*          BET Holdings II Inc. Restated Stock Option Agreement with Robert
              L. Johnson.

4.8*          BET Holdings II Inc. Restated Stock Option Agreement with Debra L.
              Lee.

5.1* Opinion of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant, as to the legality of the securities being registered.

23.1*         Consent of PricewaterhouseCoopers LLP.

23.2*         Consent of KPMG LLP.

23.3* Consent of Michael D. Fricklas, Executive Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).

24**          Powers of Attorney.

-----------------------
*Previously filed or incorporated by reference in this Registration Statement.

**Filed herewith.


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